Exhibit 12(a)

                             XEROX CREDIT CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (In Millions)

                         Nine Months Ended
                           September 30,         Year Ended December 31,

                            2000   1999    1999  1998  1997  1996  1995

Income before income taxes $ 104  $ 149  $  180 $ 137 $ 123 $ 123 $ 119

Fixed Charges:
   Interest expense
     Xerox debt               12     25      32    23     3     5     6
     Other debt              199    161     211   217   214   199   213
       Total fixed charges   211    186     243   240   217   204   219

Earnings available for
  fixed charges            $ 315  $ 335   $ 423 $ 377 $ 340 $ 327 $ 338

Ratio of earnings to
  fixed charges (1)         1.49   1.80    1.74  1.57  1.57  1.60  1.54


(1) The ratio of earnings to fixed charges has been computed by dividing total earnings available for fixed charges by total fixed charges.